As filed with the Securities and Exchange Commission on July 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Expro Group Holdings N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-1107145
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1311 Broadfield Blvd., Suite 400

Houston, TX

(Address of Principal Executive Offices, Zip Code)

EXPRO GROUP HOLDINGS N.V. 2022 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

John McAlister

General Counsel

Expro Group Holdings N.V.

1311 Broadfield Blvd., Suite 400

Houston, TX

(713) 463-9776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Megan Foscaldi

Locke Lord LLP

111 Huntington Ave

Boston, MA 02199

(617) 239-0282

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Expro Group Holdings N.V. (the “Registrant”) for the purpose of registering a total of 13,162,760 shares of common stock of the Registrant, par value €0.06 per share (“Common Stock”) reserved for issuance under the Expro Group Holdings N.V. 2022 Long-Term Incentive Plan (the “Plan”) as adopted by the board of directors in March 2022 and approved by the stockholders at the 2022 annual meeting. Pursuant to the terms of the Plan, the shares of Common Stock being registered includes 600,090 shares, which is the number of shares that remained available for issuance under the Company’s former Long-Term Incentive Plan as of the effective date of the Plan and 1,512,670 shares, which is the number of shares that are underlying outstanding awards under the Company’s former Long-Term Incentive Plan as of the effective date of the Plan that may thereafter be forfeited or terminated, expire unexercised, settled in cash in lieu of shares or in a manner such that all or some of the shares of Common Stock covered by such award are not issued to the award holder, or exchanged for an award that does not involve shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 8, 2022;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on May 5, 2022;

(c)	the Registrant’s Current Report on Form 8-K filed with the Commission on June 1, 2022; and

(d)

the Description of Registrant’s Securities contained on Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 8, 2022, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of association provide that to the fullest extent permissible by law and subject to certain exceptions, the Registrant will indemnify, and reimburse and hold harmless, each of the Registrant’s current and former directors and officers (and, in the case of an officer or director that is not a natural person, its affiliates, shareholders, members, managers, directors, officers, partners, employees and agents) for any and all liabilities, claims, judgments, fines and penalties incurred by such indemnitee as a result of any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative in relation to any act or omission in or related to such indemnitee’s capacity as described above and any expenses (including reasonable attorneys’ fees and litigation costs) incurred by such indemnitee in connection with any of the foregoing. The articles of association also provide that the Registrant shall use all its reasonable endeavors to provide for, and shall bear the cost of, directors’ and officers’ liability insurance on behalf of the Registrant’s indemnitees.

The Registrant has also entered into individual indemnification agreements with each of its directors and certain executive officers. The agreements provide, to the fullest extent permitted by the Registrant’s amended and restated articles of association and the law of The Netherlands, that the Registrant will indemnify the directors and executive officers against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving a director or an executive officer by reason of his or her position as director or officer.

Under the Plan, members of the committee designated to administer the Plan and any officer or employee of the Registrant or any of its subsidiaries acting at the direction of or on behalf of such committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	English translation of the Deed of Amendment to the Articles of Association of Expro Group Holdings N.V., dated October 1, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 1, 2021).

5.1*	Opinion of Van Campen Liem (Liem & Partners N.V.).

23.1*	Consent of Van Campen Liem (Liem & Partners N.V.) (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page hereto).

99.1*	Expro Group Holdings N.V. 2022 Long-Term Incentive Plan.

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 5th day of July 2022.

EXPRO GROUP HOLDINGS N.V.

By:	/s/ Michael Jardon
Name:	Michael Jardon
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Jardon, Quinn Fanning, John McAlister and Josh Hancock, and each of them, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Jardon Michael Jardon	Chief Executive Officer and Director (Principal Executive Officer)	July 5, 2022

/s/ Quinn Fanning Quinn Fanning	Chief Financial Officer (Principal Financial Officer)	July 5, 2022

/s/ Michael Bentham Michael Bentham	Principal Accounting Officer (Principal Accounting Officer)	July 5, 2022

/s/ Michael C. Kearney Michael C. Kearney	Chairman of the Board of Directors	July 5, 2022

/s/ Eitan Arbeter Eitan Arbeter	Director	July 5, 2022

/s/ Robert W. Drummond Robert W. Drummond	Director	July 5, 2022

/s/ Erich L. Mosing Erich L. Mosing	Director	July 5, 2022

/s/ Alan Schrager Alan Schrager	Director	July 5, 2022

/s/ Lisa L. Troe Lisa L. Troe	Director	July 5, 2022

/s/ Brian Truelove Brian Truelove	Director	July 5, 2022

/s/ Eileen G. Whelley Eileen G. Whelley	Director	July 5, 2022